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                                                                   EXHIBIT 23.2

                       CONSENT OF INDEPENDENT ACCOUNTANTS

  We consent to the inclusion in this registration statement on Form S-11 (File No. 333-9863) of our reports dated July 15, 1996, on our audits of the balance sheet of Prentiss Property Trust, the combined financial statements and financial statement schedule of the Predecessor Company, the combined statements of revenues and certain operating expenses of the Prentiss Group Acquisition Properties, and the combined statements of revenues and certain operating expenses of the Other Acquisition Properties, and our report dated August 30, 1996 on our audit of the combined statement of revenues and certain operating expenses of the Bachman Creek and Park West E1 and E2 Properties. We also consent to the reference to our firm under the caption "Experts."



                                                        Coopers & Lybrand L.L.P.

Dallas, Texas
September 18, 1996